Exhibit 10.8

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of October 22, 1999 by and between SynQuest, Inc., an Illinois corporation having its principal offices at 2225 W. Harrison, Chicago, Illinois 60612 (the “Company”) and David Walsh, Ph.D. (the “Executive”).

     WHEREAS, the Company desires to obtain the services of the Executive, and the Executive is willing to render such services to the Company, upon the terms and conditions herein set forth;

     WHEREAS, the Company and Executive desire this Agreement to supersede and replace all previous or existing agreements between the Company and Executive relating to the subject matter covered by this Agreement;

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

     1.     Employment. Upon the other terms and conditions hereinafter stated, the Company agrees to employ the Executive and the Executive agrees to accept employment by the Company for the term set forth in Section 2 hereof and in the position and with the duties and responsibilities set forth in Section 3 hereof. Executive warrants that he is under no restriction that would prevent him from entering into this Agreement and from complying with all of its provisions to their fullest extent. If Executive is enjoined or otherwise prevented by judicial or administrative determination from complying with the terms of this Agreement, then the Company may terminate this Agreement immediately without incurring any further liability.

     2.     Term. The employment of the Executive by the Company will commence on December 1, 1999 and end on the first anniversary of such date (the “Initial Term”), and thereafter shall continue from year to year for additional one-year terms (the “Additional Terms”), unless and until either party shall give notice of such party’s intent to terminate not less than 30 days prior to the end of the then-current Initial Term or Additional Term, which termination shall be effective at the expiration of said term, or until sooner terminated as hereinafter set forth.

     3.     Position and Duties. The Executive shall serve as Vice President, Operations, with such duties and responsibilities as are normally performed by the Vice President of a chemical research and manufacturing company and as otherwise assigned by the Board of Directors from time to time. The Executive shall at all times exert his best efforts and loyalty on behalf of the Company and shall devote full time and attention to such employment. The Executive agrees to abide by all employment guidelines and policies as may be developed from time to time by the Company, including, without limitation, the attached United Therapeutics Corporation Company Manual, United

Therapeutics Corporation Securities Trades by Company Personnel Policy, and the United Therapeutics Corporation Media and Analysts Policy.

     4.     Compensation and Related Matters.

           (a)   For services rendered under this Agreement, the Company shall pay to the Executive an annual base salary of One Hundred Fifty Thousand Dollars ($150,000) (the “Base Salary”), subject to increase, as determined by the Board of Directors of the Company, in its sole discretion, on or before any anniversary date of this Agreement. The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the Company’s payroll procedures. The Company shall deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law or authorized by the Executive with respect to payment of the Base Salary and all other amounts and benefits payable under this Agreement.

           (b)   The Executive shall be entitled to participate in any group life, disability and medical insurance or other benefit plan or arrangement available generally to the employees of the Company as determined by the Board of Directors.

           (c)   The Executive shall receive a grant of up to 40,000 incentive stock options to purchase shares of the Common Stock of United Therapeutics Corporation pursuant to the United Therapeutics Corporation Amended and Restated Equity Incentive Plan, effective as of January 1, 2000 and vesting at a rate of twenty-five percent (25%) per year on each anniversary of the effective date. Executive will enter into a separate Equity Incentive Plan Award Agreement to effect this grant.

     5.     Expenses. The Executive shall be reimbursed by the Company for reasonable travel and other expenses, as approved from time to time by the Board of Directors, which are incurred and accounted for in accordance with the Company’s normal practices.

     6.     Vacation. The Executive shall be entitled during the term of employment hereunder to four weeks of vacation annually, which vacation shall be at such time or times and for such period or periods as shall be mutually agreed upon by the Executive and the Board of Directors. The Executive shall also be entitled to all public holidays observed by the Company.

     7.     Termination of Employment.

           (a)   The Executive’s employment hereunder shall terminate upon the Executive’s death.

           (b)   The Company may terminate the Executive’s employment hereunder under the following circumstances:

                 (i)   If, as a result of the Executive’s incapacity due or other disability owing to physical or mental illness, the Executive shall have been unable to perform all of the Executive’s material duties hereunder by reason of illness, or physical or mental disability or other similar capacity, which inability shall continue for more than four (4) consecutive months, the Company may terminate the Executive’s employment hereunder.

                 (ii)   The Company may terminate the Executive’s employment hereunder for “Cause.” For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon the (A) failure of the Executive (other than for reasons described in Sections 7(a) and 7(b)(i) hereof) to perform or observe any of the material terms or provisions of this Agreement; (B) negligent or unsatisfactory performance of the Executive’s duties under this Agreement and the failure of the Executive, within 30 days after receipt of notice from the Company setting forth in reasonable detail the nature of the Executive’s negligent or unsatisfactory performance, (i) to provide the Company with a reasonably satisfactory explanation of the Executive’s actions (or inaction) and (ii) to correct to the satisfaction of the Company any reasonably identified deficiencies; (C) employment- or profession-related misconduct or other employment- or profession-related similar action on the part of the Executive; (D) conviction of the Executive of a crime involving a felony, fraud, embezzlement or the like; or (E) misappropriation of the Company funds or misuse of the Company’s assets by Executive.

           (c)   Any termination of the Executive’s employment by the Company or by the Executive (other than pursuant to Section 7(a) hereof) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 10(c) hereof, which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

           (d)   For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated pursuant to Section 7(b)(i) hereof, thirty (30) days after the Notice of Termination; provided, that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30) day period; (iii) if the Executive’s employment is terminated pursuant to Section 7(b)(ii) hereof, the date specified in the Notice of Termination (which date, in the case of termination of Executive’s employment solely pursuant to clause (B) of Section 7(b)(ii) by reason of inadequate performance, shall not be sooner than nine months from the date of the Notice of Termination); and (iv) if the Executive’s employment is terminated for any other reason, the date on which the Notice of Termination is given.

     8.     Compensation Upon Termination.

           (a)   If the Executive’s employment is terminated by the Executive’s death, the Company shall pay to the Executive’s estate or as may be directed by the legal representatives of such estate, the Executive’s full Base Salary through the Date of Termination at the rate in effect at the time of the Executive’s death and all other unpaid amounts, if any, to which the Executive is entitled as of such date in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Section 4(c) or 4(d) hereof, at the time such payments are due.

           (b)   During any period that the Executive fails to perform the Executive’s duties hereunder solely as a result of incapacity due to physical or mental illness (“disability period”), the Executive shall continue to receive the Executive’s full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Section 4(c) or 4(d) hereof, at the time such payments are due; provided that payments so made to the Executive during the disability period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company and which amounts were not previously applied to reduce any such payment.

           (c)   If the Executive shall terminate the Executive’s employment or the Company terminates the Executive’s employment for Cause as provided in Section 7(b)(ii) hereof, the Company shall pay the Executive the Executive’s full Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, and the Company shall have no further obligations to the to the Executive under this Agreement.

           (d)   In the event that Executive’s employment with the Company is terminated for any reason within twelve months of its commencement, then, (i) Executive agrees to reimburse the Company for the amount of any signing bonus which Executive received and relocation allowance (including moving and co-paid expenses incurred for sale or purchase of a home) paid to Executive or on Executive’s behalf, and (ii) Executive acknowledges that any stock options granted to Executive, whether vested or unvested, shall immediately terminate upon the termination of Executive’s employment.

     9.     Intellectual Property Rights. Because of the highly specialized and technical nature of the business of the Company and the nature and scope of Executive’s employment, Executive agrees that any and all rights, title, and interest, including but not limited to domestic and foreign patents, copyrights, trademarks and trade secrets, in and to all inventions, processes, computer programs, photographic, written or artistic works, or other forms of intellectual property (“Intellectual Property”) which employee makes, conceives, reduces to practice or develops, in whole or in part, during the term of this Agreement in the furtherance of the Company’s business and in connection with specific Company projects as defined in Paragraph 9 below (whether or not made during the hours of employment or with the use of Company’s materials, facilities or personnel, either solely or jointly with others), or after termination of employment if such Intellectual Property is based upon Confidential Information, shall be the sole and exclusive property of the Company, and its respective successors, licensees, and assigns. In full consideration of the compensation provided to Executive by the Company, Executive agrees to each and all of the following:

           (a)   Work Made for Hire. Executive acknowledges and agrees that all works of authorship created by Executive as an employee of the Company is a commissioned “work for hire” within the meaning of United States copyright law which will be owned solely and exclusively by the Company. If the work is determined not to be a “work for hire” or such doctrine is not effective, Executive hereby irrevocably assigns, conveys and otherwise transfers to the Company, and its respective successors, licensees, and assigns, all right, title and interest worldwide in and to the work and all proprietary rights therein, including, without limitation, all copyrights, trademarks, design patents, trade secret rights, moral rights, and all contract and licensing rights, and all claims and causes of action with respect to any of the foregoing, whether now known or hereafter to become known. In the event that Executive has any right in the work which cannot be assigned, Executive agrees to waive enforcement worldwide of such right against the Company, its distributors and licensees or, if necessary, exclusively license such right, worldwide to the Company with the right to sublicense. These rights are assignable by the Company. Executive has not and hereby does not transfer any Intellectual Property rights owned or held solely by Executive to the Company relating to periods prior to the date of this Agreement and retains all rights to same provided, however, that Executive acknowledges that Intellectual Property rights that he created as an employee of the Company prior to the date of this Agreement, and not otherwise previously assigned or transferred prior to the date of this Agreement pursuant to the attached schedule, are solely owned by the Company as a work made for hire.

           (b)   Original Work. Executive agrees that Executive will not include any copyrighted or patented material owned by a third party in any written, copyrightable or patentable material furnished or delivered by Executive under this Agreement without the unconditional written consent of the copyright or patent owner unless specific written approval of the Company for inclusions of such copyrighted or patented material is secured in advance. Executive also agrees that all work (or tangible expression of an idea) that Executive creates or contributes to the Company in the course of Executive’s employment hereunder will be created solely by Executive, will be original to Executive, and will be free of any third party claims or interests.

           (c)   Applications for Patent, Copyrights and Trademarks. Executive shall, if the Company so decides at its sole discretion and expense, apply for United States and foreign letters patent, copyrights, and/or trademarks, either in Executive’s name or as the Company in its sole discretion may direct. Executive hereby grants the Company the exclusive right, and appoints the Company as Executive’s attorney-in-fact, to execute and prosecute an application for domestic and/or foreign patent or other statutory protection, and Executive shall execute and deliver to the Company, without charge to the Company but at the Company’s expense, such other documents of registration and recordation, and do such other acts, such as give testimony in support of Executive’s inventorship, as may be necessary in the opinion of the Company to vest in the Company or any other party nominated by the Company, or otherwise to protect, the exclusive rights conveyed and/or granted to the Company pursuant to this Agreement. Executive’s duty to support the Company’s claim of rights in patents, copyrights, or trademarks claimed by the Company, and resulting from Executive’s service to the Company as its employee, shall continue for the life of any such patent, copyright or trademark.

           (d)   Assignment Except as otherwise may be agreed by the parties in a signed writing, Executive agrees to assign to the Company and its respective successors, licensees, and assigns, all of Executive’s rights, title and interests in and to the Intellectual Property governed by this Agreement and all rights, title, and interests in and to United States and foreign letters patent, copyrights, and trademarks resulting therefrom. Executive acknowledges this provision and understands fully its implications and meaning.

           (e)   Use. The Company and its respective successors, licensees, and assigns, shall have the sole and exclusive right to practice, or to make, use or sell products, processes or services derived from any discoveries or creations within the scope of this Agreement or created by Executive and covered by the terms of this Agreement, whether or not patentable or copyrightable under the laws of any jurisdiction, or protected by the trade secret laws of any jurisdiction.

           (f)   Trade Secret Protection. In the event that the Company decides not to pursue patent, copyright or trademark protection for any discovery or creation made by Executive, and instead decides to protect the discovery or creation pursuant to the trade secret laws of any jurisdiction, such decision shall not be construed as a waiver of the Company’s rights pursuant to this Agreement. At the Company’s expense, Executive shall also take whatever steps are necessary to sustain the Company’s claim to such trade secrets, including but not limited to: (a) maintaining the confidential nature of any such discoveries or creations; and (b) testifying and providing other support and substantiation for the Company’s claims with regard to the discovery or creation.

           (g)   Reports. With respect to discoveries made by Executive covered by the terms of this Agreement, Executive shall maintain notebooks and other records adequate to describe such discovery to others conversant in the subject of the technology and to establish the date and circumstances of Executive’s discovery. Executive shall notify the Company’s General Counsel of any such discoveries and shall make copies of all documents or reports relating to such discoveries available to the Company. Any such discovery shall be reported to the Company’s General Counsel regardless of whether, in Executive’s opinion, a given discovery is of value to the Company, or is protectable under patent, copyright or the laws of any jurisdiction.

           (h)   Infringement Actions. In the event that the Company shall bring an infringement suit against any third parties or shall be sued by any third parties as a result of Executive’s authorship or creation, including any addition and/or modification of the aforementioned items of Confidential Information, Executive agrees to cooperate reasonably without charge to the Company, but at its request and expense, in defending against or prosecuting any such suit. This right shall be cumulative to any other rights of the Company hereunder.

     10.     Obligation of Confidentiality and Non-Competition. Executive agrees that Executive has a fiduciary duty to the Company and that Executive shall hold in confidence and shall not, except in the course of performing Executive’s employment obligations or pursuant to written authorization from the Company, at any time during or for three years after termination of Executive’s relationship with the Company knowingly (a) directly or indirectly reveal, report, publish, disclose or transfer the Confidential Information or any part thereof to any person or entity; (b) use any of the Confidential Information or any part thereof for any purpose other than for the benefit of the Company; (c) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof or (d) solicit (on Executive’s behalf or on behalf of any third party) any employee of the Company for the purpose of providing services or products which Executive is prohibited from providing hereunder.

     Furthermore, Executive agrees that all Confidential Information, as defined below, shall belong exclusively and without any additional compensation to the Company. For the purposes of this Agreement, “Confidential Information” shall mean each of the following: (a) any information or material proprietary to the Company or designated as confidential either orally or in writing by the Company; and (b) any information not generally known by non- Company personnel; and (c) any information which Executive should know the Company would not care to have revealed to others or used in competition with the Company; and (d) any information which Executive made or makes, conceived or conceives, developed or develops or obtained or obtains knowledge or access through or as a result of Executive’s relationship with the Company (including information received, originated, discovered or developed in whole or in part by Executive) from the initial date of Executive’s employment with the Company.

     Furthermore, Executive agrees not to accept employment, consultancy or other business relationships with a business which directly competes with the Company’s then existing or planned business for twelve months following Executive’s last receipt of compensation from the Company. For the purpose of this paragraph, the Company’s business as of the date of this Agreement shall be defined as complex specialized chemical syntheses and complex specialized organic syntheses for pharmaceutical and neutraceutical applications for which the Company shall be developing, producing, testing, and/or applying for Intellectual Property Rights and shall hold Intellectual Property Rights. The parties acknowledge that the Company’s business after the date of this Agreement may evolve into other or additional areas and activities. Executive and Company agree that the terms of this Section 10 relating to non-competition are reasonable in scope and length and are necessary for the protection of the Company. In the event that a court finds the scope of this provision to be unreasonably broad or if the length of time of this provision is found to be unreasonably long, an arbitrator or court, as applicable, shall narrow the scope or shorten the length of time to the extent required to render the provision reasonable and enforceable and shall enforce the provision as so narrowed.

     While employed by the Company and for a period of twelve months after the cessation of employment for any reason, Executive shall not induce or attempt to influence, either directly or indirectly any other employee or contractor of the Company to terminate his or her employment or relationship with the Company or to work for Executive or any other person or entity.

     11.     Miscellaneous.

           (a)   Entire Agreement. This Agreement contains the entire agreement between the parties hereto relating to the subject matter hereof, and this Agreement supersedes all prior understandings and agreements, whether oral or written, relating to the employment of the Executive by the Company.

           (b)   Assignment. This Agreement shall not be assignable or otherwise transferable by either party hereto, but any amounts owing to Executive upon the Executive’s death shall inure to the benefit of the Executive’s heirs, legatees, legal representatives, executor or administrator. Notwithstanding the foregoing, this Agreement applies with the prior written consent of the Executive, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and any such respective heirs, legatees, executors, administrators, representatives, successors and assigns.

           (c)   Notices. All notices, demands, requests or other communications which may be, or are required to be given, served or sent by any party to any party pursuant to this Agreement shall be in writing and shall be mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or telex and addressed as follows:

If to the Executive:	David Walsh

If to the Company:	SynQuest, Inc. 2225 W. Harrison Chicago, Illinois 60612

Attn: CEO

With a copy to:

Paul A. Mahon, Esq. United Therapeutics Corporation 1110 Spring Street Silver Spring, Maryland 20910

           (d)   Amendment; Waiver. This Agreement shall not be amended, altered, modified or discharged except by an instrument in writing duly executed by the Executive and the Company. Neither the waiver by the parties hereto of a breach of, or default under, any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any such provisions, rights or privileges hereunder.

           (e)   Severability. The invalidity or unenforceabilty of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

           (f)   Applicable Law. This Agreement and the rights and obligations of the parties under this Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Illinois, exclusive of the choice-of-laws rules thereunder.

           (g)   Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 8, 9, 10 and 11 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth.

           (h)   Execution. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the date first above written.

SYNQUEST, INC.

/s/ David Walsh	/s/ Gilles Cloutier

David Walsh, Ph.D.	Gilles Cloutier, Ph.D. CEO